EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Declares Special One-Time Cash Dividend of $0.08 per Share

MOUNT LAUREL, NJ, December 04, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced that its Board of Directors has approved the declaration of a one-time special dividend of $0.08 per share to be paid on December 17, 2012 to the Corporation's stockholders of record at the close of business on December 10, 2012. The dividend will be funded with available cash on hand.

Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, said, "The Board considered a variety of factors in reaching the decision to declare a dividend at this time, noting that the likelihood of an increase in the tax rates in 2013 would be economically disadvantageous to our stockholders. inTEST has and will continue to have a strong balance sheet after payment of the dividend, with over $16 million in cash and cash equivalents and approximately $21 million in working capital at the present time. Our management remains committed to its strategy of diversified growth through acquisition and remains well positioned in the event such an opportunity arises."

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467